U.S. Securities and Exchange Commission

Washington, D.C. 20549

Form 10-KSB


(Mark One)

[ X ]	ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
   For the fiscal year ended September 30, 2006

[   ]	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
   For the transition period from           to
Commission file number 1-10190-0
b-Fast Corp.
(Name of small business issuer in its charter)

Louisiana                        72-0385274
(State or other jurisdiction
                                   (I.R.S. Employer
of incorporation or organization)
                              Identification No.)

660 Newtown-Yardley Road
Newtown, Pennsylvania 18940
(Address of principal executive offices) (Zip Code)

Issuer's telephone number (215) 860-5600

Securities registered under Section 12(b) of the Exchange Act:

   Title of each class None. Name of each exchange on which registered None

Securities registered under Section 12(g) of the Exchange Act:

Common Stock (without par value)
(Title of Class)

Series A Cumulative Convertible Preferred Stock (without par value)
Title of class

Check whether the registrant (l) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file
such reports), and (2) has been subject to such filing
requirements for the past 90 days.
Yes X    No __

Indicate by checkmark whether the registrant is a shell
company (as defined in Rule 12B-2 of the
Exchange Act)
	Yes __    No  X

     Check if there is no disclosure of delinquent filers in
response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of
registrant's knowledge, in definitive proxy or information
statements incorporated by reference in Part III of this Form 10-
KSB or any amendment to this Form 10-KSB.     [X]

State issuer's revenues for the year ended September 30, 2006.  $3,853,919


     State the aggregate market value of the voting stock held by non-affiliates as of September 29, 2006.

     -	Common Stock (without par value)	$70,095
        (1) See Note Below

-	Series A Cumulative Convertible
Preferred Stock                                 Not available
        (2) See Note Below




(1)	Based upon the average bid and asked prices of b-Fast's
Common Stock as of September 29, 2006.

(2)	There are no bid and asked prices of b-Fast's Series A
Cumulative Convertible Preferred Stock after August 18,
2004, the last date for which a published bid and asked price is available.

     State the number of shares outstanding of each of the Company's classes of common equity as of September 30, 2006:

-	Common Stock (without par value) 7,998,052 shares.

                          b-Fast Corp.
                          FORM 10-KSB


                        TABLE OF CONTENTS



Part I                                                             Page No.

Item 1. Description of Business                                       4
Item 2. Description of Property                                       8
Item 3. Legal Proceedings                                             8
Item 4. Submission of Matters to a Vote of Security Holders           8


Part II

Item 5. Market for Common Equity and Related Stockholder Matters      9
Item 6. Management's Discussion and Analysis or Plan of Operation     10
Item 7. Financial Statements                                          14
Item 8.	Changes in and Disagreements with Accountants on
        Accounting and  Financial Disclosure                          14
Item 8A.Controls and Procedures                                       15
Item 8B.Other Information                                             15


Part III

Item 9. Directors and Executive Officers of the Registrant            15
Item 10.        Executive Compensation                                17
Item 11.	Security Ownership of Certain Beneficial Owners and
                Management and Related Stockholder Matters            18
Item 12.        Certain Relationships and Related Transactions        19
Item 13.        Exhibits                                              20
Item 14.        Principal Accountant Fees and Services                20

PART I
Forward-Looking Statements

     Certain statements in this report are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated in such statements due to the fact that we have no operating assets as of the filing of this report.

     Additional factors that may affect our business and financial results are our ability to obtain new capital at reasonable costs and terms, and the effect of existing and possible future lawsuits against us. The forward-looking statements included in this document are based on information available to us as of the date of this report, and we assume no obligation to update any of these statements.

Item 1.  Description of Business

GENERAL DEVELOPMENT OF BUSINESS

     b-Fast Corp. ("b-Fast"), founded in 1948, was incorporated in Louisiana under the name "Pan-Air Corporation". In 1980, we changed our name to "Aero Services International, Inc." In September 1999, we again changed our name to "b-Fast Corp." b-Fast's corporate office is located at 660 Newtown-Yardley Road, Newtown, Pennsylvania, 18940, and its telephone number is 215-860-5600.

     Prior to its sale in July 2006, we supplied ground support services for general aviation aircraft at the Harrisburg International Airport located in Middletown, Pennsylvania. Our facility was more commonly referred to as a "Fixed Base Operation" or "FBO". We provided on demand "line services" for the general aviation fleet that included the fueling, ground handling and storage of aircraft along with the subleasing of hangar and office space to tenants. In conjunction with general aviation activities, we also provided, on a contractual basis, ground support services for commercial airlines. These services primarily included fueling and de-icing.

     During fiscal year 1999, b-Fast entered into several transactions involving the auto racing industry, all of which were anticipated to diversify the business risks associated with our then dependency on general aviation services. During fiscal years 2002 through 2005, these transactions produced a major source of our cash flow, amounting to $2,530,000. During fiscal year 2006 we received $265,000 from RTB/AS, L.L.C. ("RTB/AS"), which more than offset the $185,000 used in operations.

SIGNIFICANT TRANSACTIONS

     During fiscal 1994, Triton Energy Corporation ("Triton") b-Fast's then principal shareholder and creditor, sold all of the b-Fast indebtedness, common stock and a large portion of b-Fast's Series A Cumulative Convertible Preferred Stock ("Series A Stock") to Transtech Holding Co., Inc. ("Transtech"). See Item 12 for additional information.

     Transtech is a holding company owned and managed by individuals with management experience and ownership (direct and indirect) of other FBOs. At the same time as the sale described in the preceding paragraph, R. Ted Brant or after his death on June 28, 2000, the estate of R. Ted Brant (in both instances, "Brant"),
Bobby R. Adkins ("Adkins"), and Maurice Lawruk ("Lawruk") were named directors of b-Fast (the "New Board"). At the same time, Transtech agreed to forgive a portion of the debt ($2,723,000), eliminate accrual of interest on the debt from b-Fast through November 1994, and to forebear for three years collection of the remaining $14,882,000 of principal debt to the extent that payments would exceed 50% of b-Fast's available cash flow.

     In April 1995 after a series of sales of existing FBO's designed to improve liquidity, b-Fast purchased 100% of the stock of Mountain State Flight Services, Inc. ("Mountain State"), a West Virginia corporation. Mountain State operated the sole FBO at the Morgantown, West Virginia airport. Brant was a shareholder and

President of Mountain State at the time of purchase.

     In November 1997 we began FBO operations at Harrisburg International Airport in Middletown, Pennsylvania under the terms of a five year lease with the Commonwealth of Pennsylvania signed in July of that year. On May 1, 2002 we executed a new five year lease with the Susquehanna Area Regional Airport Authority, a Pennsylvania municipal authority. Under the terms of the new lease we relocated our FBO to a better location on the airport and into a larger facility.

     During 1998, we began exploring investments in other business opportunities not related to the aviation industry. To this end, b-Fast, together with Brant, formed a limited liability company named RTB/AS, L.L.C. in January 1999. The purpose of this company is to invest in the auto racing industry. We own a 99% interest in RTB/AS and Brant owns a 1% interest with 100 % voting rights. As of October 1, 2001, our investment in RTB/AS is being accounted for using the equity method.

     During 1998, the Board approved a $500,000 line-of-credit, increased to $1,500,000 as of March 1, 1999, and further increased to $1,800,000 in May, 1999, for Brant Motorsports, Inc. ("Inc.") a venture involved in the auto-racing business which promoted race cars and sold advertising. The interest rate on the line of credit is prime less 1%. Inc. is owned 100% by Brant. (See, "Item 12-Certain Relationships and Related Transactions" for additional information.) At September 30, 1999, management determined that all amounts due on the line of credit, outstanding interest and additional advances made to Inc. were not collectible. Therefore, we have reserved amounts totaling $1,911,000 as of September 30, 1999.

     In June 1999, we acquired a 50% non-voting interest in Brant Motorsports, LLC, ("LLC"), a Delaware limited liability company, with Brant owning a 50% voting interest. In January 2000, as part of a restructuring of its operations and finances, Inc. transferred all of its assets and liabilities to LLC. The transfer offered an opportunity for us to collect on the indebtedness of Inc. In connection with the transfer of the indebtedness from Inc. to LLC, Inc. obtained relief from us from collection on all amounts outstanding. However, in recent years the project of getting a racetrack built by LLC has continued forward slowly and we advanced additional amounts to pay for consulting services on behalf of LLC.
 These advances were also reserved, and the reserved amounts total $2,378,000 at September 30, 2006.

     On March 11, 1999 we sold our FBO at Chicago's Midway Airport to Atlantic Aviation Flight Support, Inc. for $17,750,000 plus the assumption of certain debt of approximately $1,012,000. During 1999, b-Fast contributed $9,875,000 to RTB/AS from the proceeds of this sale. RTB/AS acquired an After Tax Economic Interest ("ATEI") in Brant's 30% ownership interest in an auto racing entity for $4,275,000.

     On June 28, 2000, Brant died unexpectedly. On July 11, 2000, Lawruk was elected Chairman of the Board to replace Brant. Also, on the same date, the Board elected Adkins as President and Chief Executive Officer and appointed Richard W. Brant, MD, the son of Brant, as a Director.

     On October 31, 2000, we sold our FBO at Morgantown, West
Virginia to the City of Morgantown for $150,000 and the release of b-Fast from certain obligations to that City. Even as the only FBO on this airport, the traffic volume at this airport made it difficult for the FBO to be consistently profitable.

     After Brant's death in 2000 his ownership in the auto racing entity became part of his estate. By December 2002, the estate was settled and the ownership was transferred to his widow, Mrs. Brant.
 In April 2003, Mrs. Brant sold 24% of her ownership in the auto racing entity plus an option on an additional 15%. Subsequently, Mrs. Brant has a 23% ownership interest in an auto racing entity at September 30, 2005. Relating to this sale RTB/AS received $2,747,000 on May 1, 2003 with $1,008,000 of that total being a principal payment on the $4,265,000 note receivable from Mrs. Brant.

     The terms of the note from Mrs. Brant call for the payment of interest quarterly in arrears. At September 30, 2006 RTB/AS had unpaid accrued interest recorded in the amount of $526,000. In December 2005, the note agreement was amended to state that interest will continue to accrue but will not be due and payable until the principal is paid. Payment is to be made upon the sale of Mrs. Brant's interest in the racing entity.

     On January 14, 2005, RTB/AS borrowed $500,000 against a $1,000,000 line of credit at one bank, and $634,000 against another $1,000,000 line of credit. Both lines of credit were established in June 2003, and are secured by existing certificates of deposit.
 The $500,000 loan carries an interest rate of 7.14% and matures on July 14, 2007. The $634,000 loan carries an interest rate of 7.18% and matures on July 20, 2007.

     The entire proceeds from these two loans were then loaned to Transtech Holding Company (Transtech), a 50.89% stockholder of the Company, on January 18, 2005 under a term note which matures January 18, 2008, and carries an interest rate equal to the prime rate as published in the Wall Street Journal and payable quarterly in arrears. As of October 24, 2006 interest has been paid through June 30, 2006.

     During fiscal 2006, RTB/AS borrowed an additional $130,000 against the line of credit with the interest rate of 7.14% increasing the balance due at September 30, 2006 to $630,000.

     On June 7, 2006 we sold our Beech King Air aircraft that had been used for charter for $967,000 and paid off the note and accrued interest due to Cessna Finance Corporation in the amount of $877,000. The sale generated a gain of $95,000.

     On July 25, 2006 we sold our remaining FBO at Harrisburg, Pennsylvania to Avflight Harrisburg Corporation ("Avflight") for $2,610,000. We received $525,000 at closing. Avflight was to pay $1,600,000 within 10 days of the satisfaction of certain conditions enumerated in the agreement. This amount was received on October 24, 2006. Also, Avflight will pay the balance of $485,000 in 20 equal quarterly installments of $24,250 commencing on October 31, 2006.

BUSINESS OF ISSUER

     Prior to its sale, we supplied ground support services to corporate and other general aviation aircraft at an FBO located at the Harrisburg International Airport, in Middletown, Pennsylvania.
 We provided line services, subcontracted maintenance and repairs of aircraft, and leased hangar space to various tenants. We also provided ground support services (including fueling) to commercial airlines, air freight carriers and overnight courier services. Over the past several years we entered into certain transactions that are directly and indirectly related to motorsports and auto racing. These transactions yielded a substantial portion of our cash flow in the last fiscal year.

Line Services

     Line services are ground support services that facilitate the day-to-day operation of aircraft. The primary line services we rendered are aircraft fueling, handling, cleaning, towing, tie-down and aircraft hangar storage. In connection with these services, we provided amenities for the passengers and crews of the aircraft, such as passenger and pilot lounges, flight planning assistance and weather information facilities, conference facilities, arranging of travel and hotel accommodations, aircraft catering and ground transportation.

     Our line service customers were primarily owners and operators of corporate aircraft, including those based at our Harrisburg facility and others that are transient. The business of providing line services is highly competitive.

Hangar Leasing

     We leased hangar and ramp (tie down) space to customers whose aircraft are based at our Harrisburg facility and to various aviation related businesses. Leases of hangar space vary in duration and are most often associated with line service customers who operate corporate and private aircraft.

Commercial Airline Services

     Commercial airline ground support services were provided to airlines and regional air carriers on a contractual basis at the Harrisburg FBO. Services provided included aircraft fueling and de-icing. In commercial airline fueling, we received a fee for transporting fuel owned by the airline from a storage facility and pumping the fuel into the airline's aircraft.

RESEARCH AND DEVELOPMENT:  NEW PRODUCTS

     The nature of our business has been service related with no amounts of money devoted to research and development or new products.

ENVIRONMENTAL PROTECTION

     Our business operations previously involved the storage, handling and sale of aviation fuel utilizing underground storage tanks ("USTs") at various facilities, most recently being the FBO at Chicago that was sold in March 1999. The FBO at Harrisburg International Airport used above ground storage tanks. While these tanks also may leak or otherwise bend to environmental issues, identification of a problem generally is easier, given the tank is not below ground. In general however, our operations were subject to a number of federal, state and local environmental laws and regulations, that govern the use of hazardous substances, including the storage and sale of aviation fuels, and also including regulations of USTs.

     While b-Fast believes that all EPA problems have been identified and where required adequately provided for in its financial statements, we realize that additional and potentially substantial environmental liabilities may arise in the future. We do not anticipate experiencing any competitive disadvantage because the entire industry is subject to these regulations. (See "Note I.
Item 3. - Commitments and Contingent Liabilities - Environmental
Matters").

     We do not presently maintain insurance covering losses associated with environmental contamination. As of September 30, 2006, we are aware of three potential claims for environmental contamination. The first site involves a formerly operated facility in North Carolina where we may be liable (jointly with others) for cleanup of a fuel farm. Our liability in the matter is limited to $47,000. The second claim involves a site (sold in June 1988) in Wisconsin where we believe we have substantially completed the cleanup and are in the process of reaching closure. Costs of the Wisconsin cleanup are substantially borne by a Trust Fund of the State of Wisconsin. The third site involves a facility in Illinois which was sold by us in 1999. At the time of the sale, we established an escrow fund of $390,000 to provide for any cleanup which may be necessary when the fuel tanks are later removed. This escrow fund expired in March 2002 and $445,000 was returned to us. To the best of our knowledge, the fuel tanks have not been removed as of September 30, 2006.

     We may be subject to added exposure on environmental issues either because new situations of contamination are discovered and/or because the regulatory environment becomes more burdensome.
 Nonetheless, we have taken reasonable steps to accurately estimate future expenses required by compliance with environmental regulations. Based on all information available to date, and further based on existing regulations, we believe we have established sufficient accruals to meet our estimated identified obligations.

GOVERNMENT CONTRACTS

     b-Fast does not have any contracts with the Government that are subject to renegotiation of profits.

EMPLOYEES

     As of September, 2006, we had 5 full-time and no part-time employees. None of our employees is represented by a union.

Item 2.  Description of Properties

     b-Fast's corporate headquarters are located at 660 Newtown-
Yardley Road in Newtown, Pennsylvania. The current lease is month to month with a 90 day notice to cancel.

Item 3.  Legal Proceedings

	We are aware of only one legal action against us. The action was initiated by the taxing authority of the State of New York and is described in the following paragraph. It is possible that there are unasserted, potential claims against us. Such claims could be asserted against us at some point in the future. It is not uncommon for us to encounter litigation that arises as a result of our business operations.

	From December 1994 through December 1996, b-Fast received quarterly tax assessments from the State of New York for periods from September 1991 through November 1993 (collectively, the "Assessments") relating to our former operations at a FBO in Westchester, New York. We timely filed appeals for the Assessments. The Assessments resulted from an audit by the Division of Taxation that was performed in September 1994. On November 8, 2001 an Administrative Law Judge denied our appeals and sustained the Assessments, together with penalties and interest.
We appealed this decision. On September 12, 2002, the State of New York, Tax Appeals Tribunal affirmed the decision of the Administrative Law Judge, together with penalties and interest in the amount of $2,267,237. We accrued additional interest of $171,000 and $213,000 during fiscal years 2005 and 2006, respectively. We are unable to predict if efforts at negotiating the liability will be successful, and if so, what the final liability will be.

Item 4.  Submission of Matters to a Vote of Security Holders

     An annual meeting of shareholders was held on September 26, 2006 in Harrisburg, Pennsylvania for the purposes of electing directors, ratifying the sale of the Harrisburg FBO to Avflight Harrisburg Corporation, and ratifying the appointment of WithumSmith+Brown, P.C. as the independent registered public accountants for b-Fast for 2006. All of the current directors were re-elected for a one year term and the sale of the FBO and the appointment of WithumSmith+Brown, P.C. were ratified.

PART II

Item 5.  Market for Common Equity and Related Stockholder Matters.

(a)  PRICE RANGE OF COMMON STOCK

     Our Common Stock is traded in the "pink sheets" under the symbol BFTC.

     The following table sets forth the high and low bid prices of the common stock for the periods indicated. The bid prices represent inter-dealer quotations, without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

                                          COMMON

                                   HIGH             LOW

Fiscal Year 2006:
  First Quarter                    .01             .006
  Second Quarter                   .02             .008
  Third Quarter                    .025            .007
  Fourth Quarter                   .0375           .01

Fiscal Year 2005:
  First Quarter                    .01             .01
  Second Quarter                   .01             .006
  Third Quarter                    .015            .006
  Fourth Quarter                   .015            .01

(b)  APPROXIMATE NUMBER OF EQUITY SECURITY HOLDERS

     As of September 30, 2006 there were approximately 526 record holders of the Common Stock. Included in the number of stockholders of record are stockholders who have chosen to have their shares held in "nominee" or "street" name. We do not know how many additional shareholders are so represented.

(c)  DIVIDENDS

     Dividends on the Series A Stock are cumulative from the date of issue and payable quarterly, except in certain circumstances as defined in the articles of incorporation. Under b-Fast's current circumstances, we are not required or may not pay such dividends on Common Stock or Series A Stock. Additionally, a credit facility with an affiliate signed in December 1989 prohibits the payment of any dividends on Common stock without the prior written approval of the lender. Cash dividends and certain other distributions on Common Stock are also prohibited unless all accrued dividends on the Series A Stock have been paid. Therefore, we have not paid cash dividends on its Series A Stock or Common Stock. We do not anticipate that we will pay any cash dividends in the foreseeable future.

Item 6.  Management's Discussion and Analysis or Plan of Operation

Results of Operations

     The following table presents, as a percentage of net sales, certain selected financial data for the Company for the periods indicated.

                                                  YEAR ENDED
                                                 SEPTEMBER 30,
                                              2006           2005

Net Sales                                    100.0%         100.0%
Cost of Sales                                 48.6           43.3
Departmental costs                            47.7           48.6
Administrative costs                          11.9           11.7
Gain on sale of FBO operation                (63.3)            -
Equity in income of unconsolidated entity     (7.6)          (5.3)
Interest expense                              40.2           27.1
Other income (expense)                         2.6           (0.7)
Net income (loss)                             25.1          (24.7)

      The results of operations are presented for the years ended
September 30, 2006 and 2005. Income and expenses not directly related to Harrisburg are shown as Corporate.

                                        September 30, 2006
                                   (Dollar amounts in thousands)

                                     DISCONTINUED  CONTINUING
                                  OPERATIONS   OPERATIONS    TOTAL

NET SALES                           $3,854  $     -         $ 3,854

COSTS AND EXPENSES
Cost of Sales                        1,871        -           1,871
Departmental Costs                   1,431      406           1,837
Administrative Costs                   106      352             458
Income (Loss) from
  operations                        $  446    $(758)         $ (312)



                                        September 30, 2005
                                   (Dollar amounts in thousands)

                                        DISCONTINUED  CONTINUING
                                  OPERATIONS      OPERATIONS    TOTAL

NET SALES                           $4,526   $    -         $ 4,526

COSTS AND EXPENSES
Cost of Sales                        1,960        -           1,960
Departmental Costs                   1,767      434           2,201
Administrative Costs                   123      407             530
Income (Loss) from
  operations                        $  676  $  (841)        $  (165)

Comparison of the Years Ended September 30, 2006 and 2005

      Because of the sale of the Harrisburg FBO in July 2006, comparisons between the two years will be skewed. For both years, on average, Harrisburg accounted for 95% of total sales and cost of sales, 75% of total departmental costs, and 23% of total administrative costs. Therefore, a majority of the sales and expenses in the year ended September 30, 2006 will be for only a ten month period of operations. In addition, since there will be no operations in fiscal year 2007, the following analysis should not be used in projecting future results.

      Departmental costs at continuing operations decreased by $28,000 in fiscal 2006, with the major decreases being $17,000 in payroll and benefits and $7000 in insurance.

      Administrative costs at continuing operations decreased $55,000 in fiscal 2006. Increases in legal fees of $33,000 and travel related expenses of $6,000 were reduced by decreases in depreciation of $42,000 resulting from the sale of the aircraft used for charter, and bad debt expense netted with bad debt recovery of $56,000.

      Equity in income of unconsolidated entity of $292,000 is our share of the earnings of RTB/AS, as recorded using the equity method.

      Interest expense increased $327,000 during fiscal 2006. Parent interest increased $290,000 and other interest increased $37,000 resulting from an additional $42,000 being accrued for the New York State tax matter and a decrease of $7,000 because of the sale of the aircraft in June 2006. The majority of our debt carries adjustable interest rates related to the prime rate, which began the fiscal year at 6.75% and ended the year at 8.25%.

      Income from discontinued operations is the amount of income generated by the Harrisburg FBO that was sold in July 2006, and by the aircraft charter operation. The aircraft was sold in June 2006. The $2,497,000 recorded for fiscal 2006 includes $1,956,000 of gain on the sale of the FBO, and $95,000 gain on the sale of aircraft, with the balance of $446,000 the result of operations for the ten month period.

      Sales at the FBO decreased $558,000 in fiscal 2006.
Annualizing the sales for the ten months would show an approximate increase of $187,000. Aircraft charter sales decreased $114,000 resulting from the sale of the aircraft in June 2006.

      Cost of sales as a percentage of sales at the FBO increased
4.9%, a result of rising fuel costs being passed on in selling prices producing a reduction in gross margin.

      Departmental costs at the FBO decreased $297,000 in fiscal
2006, but when annualized there is minimal change. These costs relating to aircraft charter decreased $39,000.

      Administrative costs at the FBO decreased $17,000 in fiscal
2006, but the decrease is only about $6,000 when annualized.

Liquidity and Capital Resources

	During fiscal 2006, the return on our investment in RTB/AS provided $265,000, more than offsetting the $185,000 used in operations. The sale of Harrisburg and the Company aircraft provided an additional $1,492,000 of which $956,000 was used to reduce notes payable and another $2,000 was used to purchase fixed assets, providing us with $638,000 at September 30, 2006. An additional $1,600,000 that was due to us for the sale of Harrisburg was received in October 2006. Our working capital deficit decreased by $802,000 to ($26,895,000). Current assets increased by $1,896,000 primarily from notes receivable due from the sale of Harrisburg of $1,697,000 and an increase in cash of $633,000.
These increases were reduced by a decrease in accounts receivable of $373,000, mainly through collections. Current liabilities increased $1,094,000 with interest due parent increasing

$1,247,000, interest on the New York fuel taxes increasing $213,000 and deferred revenue increasing $97,000. Accounts payable was reduced by $248,000, current debt was reduced by $123,000, and other accrued expenses were reduced by $92,000.

      The accompanying financial statements have been prepared assuming that b-Fast will continue as a going concern. Although b-Fast has a net income of $483,000 for the year ended September 30, 2006, it has deficiencies in working capital and stockholders' equity of $26,895,000 and $21,140,000 respectively, at September 30, 2006, which raises substantial doubt about its ability to continue as a going concern.

Management's plans consist of the following:

	We will continue to explore investments in other business opportunities not related to the aviation industry. To this end, b-Fast, in conjunction with Brant formed RTB/AS in January, 1999. The purpose of this company is to invest in the auto racing industry. During fiscal 1999 we made a capital contribution totaling $9,875,000. As part of the RTB/AS transaction, RTB/AS purchased an ATEI in Brant's 30% ownership interest in an auto racing entity. The ATEI is defined as dividends and other distributions minus all of the applicable income taxes of Brant from his 30% ownership interest in the auto racing entity. Upon Brant's death on June 28, 2000, his 30% ownership in the auto racing entity became part of the R. Ted Brant estate as did his partnership interest in RTB/AS. By the end of December 2002, the estate was settled and the ownership passed to his widow, Kathryn Brant. We received $1,251,000 of cash distributions from RTB/AS during fiscal years 2003 through 2005, and $265,000 during fiscal 2006 for which we reduced our investment account accordingly. The distributions from RTB/AS represent a substantial portion of b-Fast's cash flow.

	The shareholders have authorized the issuance of additional shares of common stock, no par value, in consideration of the forgiveness by Transtech of $6,253,000 of indebtedness owed to Transtech by the Company. The Company currently does not have sufficient registered common stock to effect this proposal and therefore has not yet implemented it. The plan calls for the Company to exchange the Company's Series A Cumulative Convertible Preferred Stock into Common Stock, no par value, at a rate of eight shares of Common Stock for every one share of Preferred Stock for every holder other than Transtech Holding Company, Inc., and four shares of Common Stock for every one share of Preferred Stock for Transtech. The Company is considering what steps, if any, it will take with respect to the proposal.

	The net income for fiscal 2006 was $483,000. Cash flows used in operating activities amounted to approximately $185,000. Cash provided by investing activities was $1,755,000 during fiscal 2006.
 Proceeds from the sale of fixed assets of $1,492,000 and the return of investments in unconsolidated entity of $265,000 were reduced by the purchase of $2,000 of property and equipment. Cash used in financing activities was $937,000 during fiscal 2006, primarily for the principal payments of notes payable-other of $956,000.

	We believe that the funds generated from investments and existing capital reserves are sufficient to keep us solvent until a decision is made for the utilization of the proceeds from the sale of Harrisburg.

Off-Balance Sheet Arrangements

	There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Application of Critical Accounting Policies
       b-Fast Corp.'s financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The methods, estimates, and judgments we use in applying our most critical accounting policies have a significant impact on the results we report in our financial statements. The Securities and Exchange Commission has defined critical accounting policies as policies that involve critical accounting estimates that require (i) management to make assumptions that are highly uncertain at the time the estimate is made, and (ii) different estimates that could have been reasonably used for the current period, or changes in the estimates that are reasonably likely to occur from period to period, which would have a material impact on the presentation of our financial condition, changes in financial condition or in results of operations. Based on this definition, our most critical policies include: investment accounting, allowance for doubtful accounts and long-lived assets. We discuss these policies further below, as well as the estimates and management's judgments involved. We believe these policies either do not generally require us to make estimates and judgments that are as difficult or subjective, or it is less likely that they would have a material impact on our reported results of operation for a given period.
       The Company uses the equity method of accounting for its investment in an unconsolidated entity. While the Company owns 99% of the equity, it has no voting stock, and therefore does not control the entity. However, the Company exercises significant influence by maintaining the entity's checkbook, accumulating data for tax returns and having the President and Chief Executive
Officer serve as the manager of the unconsolidated subsidiary. The Company has considered the requirements of FIN 46 R and has determined that they do not apply to this entity.
       The allowance for doubtful accounts is based on our assessment of the collectibility of specific customer accounts and an assessment of economic risk as well as the aging of the accounts receivable. If there is a deterioration of a major customer's credit worthiness or actual defaults are higher than our historical experience, our estimates of recoverability of amounts due us could be adversely affected.
       We estimate the useful lives of property and equipment in order to determine the amount of depreciation and amortization expense to be recorded during any reporting period. The majority of our equipment is depreciated over four to seven years. The estimated useful lives are based on historical experience with similar assets as well as taking into account anticipated technological or other changes. If technological changes were to occur more rapidly than anticipated or in a different form than anticipated, the useful lives assigned to these assets may need to be shortened, resulting in the recognition of increased depreciation in future periods. We review for impairment annually or when events or circumstances indicate that the carrying amount may not be recoverable over the remaining lives of the assets. In assessing impairments, we follow the provisions of Statement of Financial Accounting Standards No. 144 "Accounting for the
Impairment or Disposal of Long-Lived Assets," utilizing cash flows which take into account management's estimates of future operations.

Risks Related to Our Business

	As of the filing date of this report we no longer operate the FBO portion of our business. Should we acquire another FBO in the future, we would be entering a highly competitive environment. Factors that might effect our business and financial results would be the effect of planned and unplanned outages on our operations;
the potential impact of strikes or work stoppages at facilities of our customers and suppliers; the sensitivity of our results to relatively small changes in the prices we obtain for our products; the consolidation of many of our customers and suppliers; the costs associated with environmental controls and remediation expenditures and the uncertainty of future environmental control requirements; availability and prices associated with raw materials, supplies, utilities and other services and items required by our operations; employment matters; our ability to obtain new capital at reasonable costs and terms; and the effect of existing and possible future lawsuits against us. The continued cash flow from our investment in RTB/AS is dependent on the continued strong public support of auto racing and the resulting purchases of racing souvenirs such as model cars, hats and jackets.
Impact of Inflation

      We do not believe that inflation has had any material impact upon our business or operations as we have generally been successful in passing along normal inflationary increases in costs to our customers. Unusual or excessively large increases in the price of fuel could also be passed along, subject to certain competitive situations, but overall demand would likely be reduced.

Environmental Issues

      During fiscal 2006 and 2005, we incurred minor clean-up/remediation expenses in complying with regulations. At
September 30, 2006, our financial statements include accruals of $100,000 for expected future clean-up/remediation costs for existing known liabilities.
	Although the escrow for environmental remediation in connection with the sale of the Chicago FBO expired in March 2002 and the funds were returned, a contingent liability exists within the sales agreement. The agreement states that sellers shall pay 100% of buyers' expenses of remediation up to the first $390,000 and 50% of the next $390,000, for a maximum of $585,000. There have been no remediation expenses incurred to date, and we have no knowledge if and when any will be incurred.

Recent Accounting Pronouncements

	In June 2006, the Financial Accounting Standards Board ("FASB") issued interpretation No. ("FIN") 48, Accounting for Uncertainty in Income Taxes. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with FASB No. 109, Accounting for Income Taxes. Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition of uncertain tax positions. The interpretation is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN No. 48 to have an impact on its consolidated financial statements.

	In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS No. 157 to have an impact on its consolidated financial statements.

	In September 2006, the FASB issued SFAS No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, and 106 and 132
(R). SFAS No. 158 requires an employer to recognize in its statement of financial position an asset for a plan's overfunded status or a liability for a plan's underfunded status, measure a plan's assets and its obligations that determine its status as of the end of the employer's fiscal year, and recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes will be reported in comprehensive income and as a separate component of shareholders' equity. The requirement to recognize the funded status of defined benefit postretirement plans is effective for fiscal years ending after December 15, 2006. SFAS No. 158 will have no impact on the Company's consolidated financial statements.
Item 7.  Financial Statements
       The response to this item is submitted as a separate Section (S - Pages) of this report.
Item 8. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

	None.


Item 8A.  Controls and Procedures

(a) CEO/CAO Conclusions about the Effectiveness of the Disclosure Controls and Procedures. As required by Rule 13a-15(b), management, including our CEO and CAO, conducted an evaluation as of the end of the period covered by this Report, of the effectiveness of our disclosure controls and procedures. Based on that evaluation, our CEO and CAO concluded that our disclosure controls and procedures are effective to provide reasonable assurance that the disclosure controls and procedures will meet their objectives.

(b)	Changes in internal controls.  There were no changes in
the Company's internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation. There were no significant deficiencies or material weaknesses, and therefore there were no corrective actions taken.

Item 8B.  Other Information

	None.
PART III

Item 9.  Directors and Executive Officers of the Registrant

      The Executive Officers and Directors of b-Fast are as follows:

Name                                Age                           Position

Bobby R. Adkins (1) (2)             60                     Chairman of the
                                                           Board of Directors,
                                                           President and Chief
                                                           Executive Officer

Alice F. Buford (2)                 57                     Director

James R. Affleck, Jr. (1)           66                     Director and
                                                           Vice President,
                                                           Assistant Treasurer,
                                                           and
                                                           Assistant Secretary

Richard W. Brant, M.D.              36                     Director

Paul R. Slack                       66                     Chief Accounting
                                                           Officer, Controller,
                                                           Treasurer and
                                                           Secretary

(1)  Member of the Human Resources Committee
(2)  Member of the Audit Committee

      The Company has an Audit Committee of the Board of Directors, which supervises the audit and financial procedures of the Company.
 The members of the Audit Committee are Bobby R. Adkins and Alice
F. Buford. The Company's Audit Committee does not have a member that qualifies as a financial expert under the federal securities laws. Each of the members of the Audit Committee have been active in the business community and have broad and diverse backgrounds and financial experience. The Company believes that the current members of the Audit Committee are able to fully and faithfully perform the function of the Audit Committee and that the Company does not need to install a financial expert on the Audit Committee. Code of Business Conduct and Ethics

	The Company has not adopted a code of ethics that applies to its principal executive officer and principal accounting officer
(controller) and persons performing similar functions.

	In light of the fact that the Company's Chief Executive Officer acts as the Company's principal executive officer and the relatively small number of persons employed by the Company, the Company did not previously adopt a formal written Code of Business

Conduct and Ethics.
      Except for directors elected by the Board to fill vacancies, all of the directors are elected at the Annual Meeting and hold office for a period of one year or until successors are elected and qualified. All of the above named directors, were elected at the September 26, 2006 Annual Shareholders Meeting.

      The officers are the Chief Executive Officer, President,
Secretary, Chief Accounting Officer, Treasurer, and such other Vice Presidents as are elected by the Board. All of the officers are elected by the Board and serve at the pleasure of the Board.

      Bobby R. Adkins was elected to the Board on May 20, 1994. He was appointed as Chief Operating Officer in November 1995, a position formerly held by Wallace Congdon. Mr. Adkins is a member of the Board of Directors and the Vice President Operations of Transtech, and has served as Secretary and Treasurer of Valley Air Services, Inc. ("Valley Air") since 1989. Mr. Adkins holds Associate degrees in Accounting, Business Administration, and Law Enforcement, and is a licensed commercial pilot and certified flight instructor. On July 11, 2000, Mr. Adkins was elected President and Chief Executive Officer to replace Brant. The position of Chief Operating Officer vacated by Mr. Adkins was not filled. Mr. Adkins was elected Chairman of the Board on January 18, 2005 to replace Maurice A. Lawruk, who resigned.

      Alice F. Buford was elected to the Board on September 3, 1998. Ms. Buford is Secretary/Treasurer and fifty percent owner in a real estate development/management company, Appalachian Properties, Inc. Ms. Buford is also a shareholder and Secretary of Valley
Air, and is a shareholder of Transtech.

      James R. Affleck, Jr. was appointed Assistant Treasurer in May 1994, and in March 1997 he was appointed Assistant Secretary and Vice-President. In August 1998 the members of the Board elected him as a director. Mr. Affleck's duties involve general oversight of cash management, insurance, human resources and benefit programs and investor relations.

      Richard W. Brant, MD was appointed to the Board on July 11,
2000. Dr. Brant received both a Bachelor of Arts and Doctor of Medicine degree from West Virginia University. He is a partner and managing member of Brant Medical Services, LLC, a medical consulting firm, and is the son of Kathryn Brant, a major shareholder of Transtech.

      Paul R. Slack was named Controller in May 1989.  In
February 1991, the Board appointed Mr. Slack as Chief Accounting Officer and Controller. Subsequently, in November 1991 Mr. Slack was appointed Assistant Secretary. In May 1994, he was appointed Treasurer and, in March 1997 he was appointed Secretary in addition to his other offices.

Compliance with Section 16(a) of the Securities Exchange Act

	Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Officers, directors, and greater than 10 percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

	To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, all reports under
Section 16(a) required to be filed by its officers, directors and greater than ten-percent beneficial owners were timely filed.

Item 10.  Executive Compensation

CASH COMPENSATION

      The following table shows the cash compensation paid to or accrued to, or for the benefit of, each of b-Fast's executive officers whose aggregate compensation exceeded $100,000 per annum for services rendered to us during the year ended September 30, 2006:

I.	SUMMARY COMPENSATION TABLE

                                   Annual Compensation       All Other
Name and Principal Position     Year      Salary    Bonus   Compensation
                                            ($)      ($)         ($)

Bobby R. Adkins, President      2006    100,150     -0-          -0-
Chief Executive Officer         2005    100,509     -0-          -0-

COMPENSATION OF DIRECTORS

      Directors receive an annual compensation of $12,000, plus $500 per meeting. Fees totaling $50,000 were paid to Directors through September 30, 2006.

III.  OPTIONS/SAR EXERCISES AND YEAR-END VALUE TABLE


               Aggregate Option/SAR Exercises in Last Fiscal Year,
                       and Fiscal Year End Option/SAR Value














                                                                                                         Value of Unexercised
                                                                   Number of Unexercised                  In-the-Money
                                                                   Options/SARs at FY-End             Options/SARs at FY-End

                       Share Acquired        Value                       Exercisable/                       Exercisable/
Name                   on Exercise          Realized                    Unexercisable                      Unexercisable

Bobby R. Adkins            -0-                -0-                          0/0                              $0.00/$0.00




Item 11. Security Ownership of Certain Beneficial Owners and
Management and Related Stockholder Matters

      The following tables set forth, as of September 30, 2006, except as otherwise indicated, information with respect to stock ownership of (i) each Director, (ii) each person known by b-Fast to own beneficially more than 5 percent of the outstanding Common Stock, (iii) each person known to b-Fast to own beneficially more than 5 percent of the outstanding Series A Stock, and (iv) all officers and Directors as a group. This information has been provided to b-Fast by the persons named below.











                           Amount and                 Amount of
                           Nature of       Percent    Nature of
                           Beneficial      of Class   Beneficial      Percent of
Name and                   Ownership       of         Ownership       Class of
Address of                 of Common       Common     of Series A     Series A
Beneficial Owner           Stock (1)       Stock      Stock (1,2,6,7) Stock (1,2,6,7)

Transtech Holding
Company, Inc.             4,446,065 (3)   50.89%         103,540          71.8%
1331 12th Avenue
Suite 109
Gables Office Complex
Altoona, PA 16601

John F. Bricker Estate      401,038         5.0%               -             -
826 Union Street, Suite 300
New Orleans, LA 70112

Alinco S.A.                 327,990 (4)     4.1%
c/o Faust, Rabbach &
 Stanger
488 Madison Avenue
New York, NY 10022

Cesamar, S.A.               327,990 (4)     4.1%
c/o Faust, Rabbach &
 Stanger
488 Madison Avenue
New York, NY 10022

Project Bond Limited        327,990 (4)     4.1%
c/o Faust, Rabbach &
 Stanger
488 Madison Avenue
New York, NY 10022

All Directors and            71,568 (5,6,7)   *
Officers as a group







*  Denotes ownership of less than one percent (1%) of the indicated class.


(1)	Except as otherwise noted, the shareholders listed exercise
sole voting and investment power, subject to the community property laws where applicable. Information with respect to beneficial ownership is based upon information furnished by each stockholder.

(2)	On or about June 30, 1988, the holders of the Series A  Stock became entitled (pursuant to the articles of incorporation), voting separately as a class, to elect two directors, to serve on the Board in designated positions (the "Designated
Directors") as a result of b-Fast's failure to pay six quarterly dividends on the Series A Stock. Under the articles of incorporation, the holders of Series A Stock cannot vote with Common Stock for the election of b-Fast's directors while entitled to elect directors to serve as Designated Directors.

(3)	During December 1998, Transtech purchased all of the Series A
Stock previously held by Triton.

(4)	Alinco S.A., Cesamar, S.A., and Project Bond Limited  consider themselves a "group" within the meaning of SEC  Rule 13d.

(5)	This amount does not include common stock owned by Transtech, whose principal owners include Bob Adkins, Chairman of the Board of Directors and President and CEO of b-Fast, and Directors Richard Brant and Alice Buford. All previously issued stock options have expired.

(6)	This amount does not include 500 shares of Series A Preferred stock owned by Mr. Affleck's spouse. Mr. Affleck disclaims beneficial ownership of those shares.

(7)	This amount does not include 8,000 share of Common Stock (which includes 4,000 shares of Common Stock issuable upon conversion of 500 shares of Series A Stock) owned by Mr. Affleck's wife.
Mr. Affleck disclaims beneficial ownership of these shares.

Item 12.  Certain Relationships and Related Transactions.

EMPLOYMENT CONTRACTS

     No employee had employment contracts during 2006.

RELATED PARTY TRANSACTIONS

     In May 1994 Triton sold the majority of its equity in b-Fast to Transtech. At September 30, 2006, Transtech owned 50.9% of our common stock and 71.8% of b-Fast's preferred stock. b-Fast is also indebted to Transtech in the amount of $14,866,901, in the form of notes that were purchased from Triton. During Fiscal 2006, we made no payments on these loans, and $1,294,000 of interest expense was recorded against these loans of which $47,000 was paid. During fiscal year 2005, we made no payments on these loans, and $1,004,000 of interest expense was recorded against these loans of which none was paid. At September 30, 2006, we have $11,292,000 of accrued interest due to Transtech recorded on the balance sheet.
On November 7, 2003, b-Fast entered into a Note Modification Agreement with Transtech whereby Transtech has agreed to extend the repayment terms on the principal and all accrued but unpaid interest thereon until March 20, 2005 and has not been further extended. As a result, the principal and accrued interest on these notes have been classified as short-term obligations at September 30, 2006.

     During fiscal year 1998, the Board approved a $500,000 line-of-credit, later increased to $1,500,000 in March 1999, and to $1,800,000 in May 1999, for Inc., whose principal was Brant. The interest rate on the line of credit is prime less 1%. Inc. is pursuing an opportunity to potentially develop a NASCAR racetrack, exhibition site and sales facility (the "Project"). Inc. had an exclusive option to potentially develop the Project near the Pittsburgh International Airport. This option expired on
December 31, 2001. Inc. is also evaluating other locations including but not limited to Youngstown, Ohio in which to potentially develop the Project. Retroactive to January 2000, Inc., transferred all of its assets, liabilities and rights relating to the Project to LLC under an assignment agreement dated October 2001. b-Fast acquired a 50% non-voting ownership interest in LLC in June 1999. Brant held a 50% voting interest. Given the significant losses incurred and the financial condition of Inc. management had determined that all amounts due from Inc. under the line of credit, for interest and additional advances were not collectible. As a result, we charged administration costs for $1,911,000 during fiscal year 1999. In fiscal 2001 and 2000, we made additional advances of $111,000 and $127,000, respectively in connection with the Project. Given the continued losses and the financial condition of Inc. management had determined that the additional advances were not collectible. As a result, b-Fast charged administration costs for $111,000 and $127,000 respectively, during fiscal years 2001 and 2000. However, in recent years the project of getting a racetrack built by LLC has continued forward slowly and we advanced additional amounts to pay for consulting services on behalf of LLC. These advances were also reserved, and the reserved amounts total $2,378,000 at September
30, 2006.

	As of September 30, 2006, the Company has a payable to RTB/AS in the amount of $132,000 included on the balance sheet in accrued expenses-other.

	RTB/AS recorded $242,000 of interest income in fiscal 2006 related to a note receivable from Mrs. Brant. The balance of the note receivable as of September 30, 2006 was $3,257,000, and the balance of accrued interest on the note receivable was $526,000.

	RTB/AS recorded $88,000 of interest income in fiscal 2006 related to a note receivable from Transtech. The balance of the note receivable as of September 30, 2006 was $1,134,000.

	By unanimous consent of the Board of Directors, the Company is paying the widow of a former company officer salary and health insurance through December 31, 2006. The cost from October 2006 until December 2006 is approximately $2,000.

     For the year ended September 30, 2006 RTB/AS paid management fees in the amount of $22,000 to the Company's Chief Executive
Officer and Chairman of the Board of Directors Bobby Ray Adkins.

Item 13.  Exhibits

See Index of Exhibits annexed hereto.

Item 14.  Principal Accountant and Fees

Independent Auditor Fees

	Fees for professional services provided by the Company's
independent auditors, WithumSmith+Brown, P.C., for the years ended September 30, 2006 and 2005 are as follows:
                                   2006                2005
    Audit fees                  $59,550             $61,240
    Tax fees                      7,250               5,500
    Totals                      $66,800             $66,740

Audit Fees

	Audit fees consist of fees relative to the audit of the Company's year-end financial statements and review of the Company's quarterly reports on Form 10-QSB.

Tax Fees

	Tax fees consist of fees relative to preparation of the Company's consolidated United States federal and state tax returns in 2005 and 2004.

Audit Committee Pre-Approval Policy

	It is the policy of the Company's audit committee to approve all engagements of the Company's independent auditors to render audit or non-audit services prior to the initiation of such services.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report is signed below by the following persons in the capacities and on the dates indicated.

     Signature                           Title             Date



/s/ Bobby Ray Adkins
Bobby Ray Adkins                President & Chief          December 21, 2006
                                Executive Officer,
                                Chairman of the Board
                                    of Directors



/s/ Paul R. Slack
Paul R. Slack                   Chief Accounting Officer   December 21, 2006
                                And Controller


/s/ James R. Affleck, Jr.
James R. Affleck, Jr.           Director                   December 21, 2006



/s/ Alice F. Buford
Alice F. Buford                 Director                   December 21, 2006



/s/ Richard W. Brant, M.D.
Richard W. Brant, M.D.          Director                   December 21, 2006
                                        b-FAST CORP.
                                        AND SUBSIDIARIES
                                        Form 10-KSB
                                        Item 7

                             Index of Financial Statements



     The following consolidated financial statements of the Company and its subsidiaries required to be included in Item 7 are listed below:

                                                                         Page

Report of Independent Registered Public Accounting Firm                   S-2

Consolidated Balance Sheet at                                             S-3
September 30, 2006

Consolidated Statements of Operations                                     S-5
	for the years ended September 30, 2006
and 2005

Consolidated Statements of                                                S-6
Stockholders' Deficiency for the years
ended September 30, 2006 and 2005

Consolidated Statements of Cash Flows                                     S-7
for the years ended September 30, 2006
and 2005

Notes to Consolidated Financial Statements                                S-9







                                        S-1





REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Stockholders of
b-Fast Corp. and Subsidiaries
Newtown, Pennsylvania

We have audited the accompanying consolidated balance sheet of b-Fast Corp. and Subsidiaries as of September 30, 2006, and the related consolidated statements of operations, stockholders' deficiency and cash flows for the years ended September 30, 2006 and 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).
Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of b-Fast Corp. and Subsidiaries as of September 30, 2006, and the consolidated results of their operations and their cash flows for the years ended September 30, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note C to the consolidated financial statements, the Company has a working capital deficit of $26,895,000 and a stockholders' deficiency of $21,140,000 as of September 30, 2006. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note C. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.






/s/ WithumSmith+Brown, P.C.
Princeton, New Jersey
December 18, 2006






                                        S-2





                                b-Fast Corp. and Subsidiaries
                                CONSOLIDATED BALANCE SHEET
                                    September 30, 2006

(Dollar amounts in thousands)

ASSETS

CURRENT ASSETS
  Cash                                                      $638

  Customer receivables, less allowance for
    doubtful accounts of $2                                    2
  Notes receivable, current                                1,697
  Prepaid expenses and other current assets                  127


TOTAL CURRENT ASSETS                                       2,464


PROPERTY AND EQUIPMENT
  Machinery and equipment                                     11
  Accumulated depreciation                                    (9)

PROPERTY AND EQUIPMENT, NET                                    2



OTHER ASSETS
  Equity in unconsolidated entity                          5,753
  Notes receivable, long-term                                388

TOTAL OTHER ASSETS                                         6,141

TOTAL ASSETS                                              $8,607







The accompanying notes are an integral part of these consolidated statements.






                                        S-3





                        b-Fast Corp. and Subsidiaries
                        CONSOLIDATED BALANCE SHEET - CONTINUED
                                September 30, 2006

(Dollar amounts in thousands)

LIABILITIES

CURRENT LIABILITIES
Short term borrowings                                     $      56
Current maturities of long term debt-parent		     14,867
  Accounts payable-trade                                         38
  Deferred revenue                                               97
  Accrued expenses
        Interest-parent                                      11,292
    Fuel taxes                                                  850
    Interest and penalties - fuel taxes                       1,801
    Other                                                       358

TOTAL CURRENT LIABILITIES                                    29,359

COMMITMENTS AND CONTINGENCIES

        Deferred revenue                                        388

STOCKHOLDERS' DEFICIENCY
  Series A Cumulative Convertible Preferred
  Stock - no par value - 500,000 shares
  designated - issued and outstanding 144,185 shares
  (liquidation preference - $4,677)                           4,677
  Preferred stock - authorized, 1,000,000 shares
    of no par value, 500,000 shares designated Series B
    Cumulative convertible preferred stock,
     none issued and outstanding                                  -
  Common stock - authorized, 60,000,000 shares
    of no par value; issued 8,070,052 shares;
    outstanding 7,998,052 shares                             10,705
  Additional paid-in capital                                  3,367
  Accumulated deficit                                       (39,652)
                                                            (20,903)

    Less:  Common stock in treasury
      (72,000 shares at cost)                                   237

TOTAL STOCKHOLDERS' DEFICIENCY                              (21,140)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY           $    8,607




The accompanying notes are an integral part of these consolidated statements.








                                        S-4





                        b-Fast Corp. and Subsidiaries
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                For the years ended September 30, 2006 and 2005

(Dollar amounts in thousands, except share and per share amounts)

                                                      2006                2005

NET SALES                                        $      -              $     -

COSTS AND EXPENSES
  Cost of sales                                         -                    -
    Departmental costs                                 406                 434
  Administrative costs                                 352                 407

                                                       758                 841

LOSS FROM OPERATIONS                                  (758)               (841)

  Equity in income of unconsolidated entity            292                 238
  Interest expense - parent                         (1,294)             (1,004)
  Interest expense - other                            (260)               (223)
  Other income (expense), net                            6                  35

  Loss from continuing operations                   (2,014)             (1,795)
  Income from discontinued operations,
  including gain on sale of FBO of $1,956
  and the aircraft of $95                            2,497                 676

NET INCOME (LOSS)                                      483              (1,119)

Preferred dividends                                   (138)               (138)

Net income (loss) applicable to common stockholders $  345             $(1,257)


Net loss per share from continuing operations
 applicable to common stockholders:
  Basic                                           $   (.27)             $ (.24)
  Dilutive                                         $  (.25)             $ (.24)

Net income from discontinued operations
 applicable to common stockholders:
  Basic                                           $    .31              $  .08
  Dilutive                                        $    .29              $  .08

Weighted average shares outstanding:
  Basic                                          7,998,052           7,998,052
  Dilutive                                       8,737,372           7,998,052







The accompanying notes are an integral part of these consolidated statements.




                                        S-5




                                b-Fast Corp. and Subsidiaries
                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
                                For the years ended September 30, 2006 and 2005

(Dollar amounts in thousands)




                           Series A         Series B                                     Additional
                           Preferred Stock  Preferred Stock  Common Stock       Paid-In  (Accumulated  Treasury Stock
                           Shares   Amount  Shares    Amount Shares     Amount  Capital  Deficit)      Shares      Amount   Total






Balance at
September 30, 2004           -     $   -      -     $   -   8,070,052   $10,705  $3,643  $(39,016)    72,000      $(237)  $(24,905)

Dividends on Series A
preferred stock              -         -      -         -           -         -    (138)        -          -          -       (138)
Net loss                     -         -      -         -           -         -       -    (1,119)         -          -     (1,119)

Balance at
September 30, 2005           -         -      -         -   8,070,052    10,705   3,505   (40,135)    72,000       (237)   (26,162)
Series A preferred
stock reclassified     144,185     4,677      -         -           -         -       -         -          -          -      4,677
Dividends on Series A
preferred stock              -         -      -         -           -         -    (138)        -          -          -       (138)
Net income                   -         -      -         -           -         -       -       483          -          -        483


Balance at
September 30, 2006     144,185    $4,677      -    $    -   8,070,052   $10,705   $3,367 $(39,652)    72,000      $(237)  $(21,140)






The accompanying notes are an integral part of these consolidated statements.






                                        S-6








b-Fast Corp. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended September 30, 2006 and 2005

(Dollar amounts in thousands)

                                                           2006           2005

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss from continuing operations                 $   (2,014)        $(1,795)
Net income from discontinued operations                  2,497             676
Adjustments to reconcile net income (loss)
    to net cash used in operating activities:
Depreciation and amortization                              121             169
Equity in income of unconsolidated entity                 (292)           (238)
Gain of sale of assets                                  (2,536)              -
Change in assets and liabilities:

(Increase) decrease in accounts receivable                 373             (48)
(Increase) decrease in inventory                            51             (31)
(Increase) decrease in prepaid expenses
 and other current assets                                   10              (8)
Increase (decrease) in accounts payable-trade             (248)             82
Increase in deferred revenue                               485               -
Increase in accrued expenses                               121             103
Increase in accrued interest - parent                    1,247           1,004

Net cash used in operating activities                     (185)           ( 86)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment                          (2)           (189)
Return of investments in unconsolidated entity             265             395
Proceeds from sale of discontinued operations              525               -
Proceeds from sale of fixed assets                         967               -

Net cash provided by investing activities                1,755             206







The accompanying notes are an integral part of these consolidated statements.







                                        S-7





b-Fast Corp. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
For the years ended September 30, 2006 and 2005

(Dollar amounts in thousands)

                                                              2006         2005

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from short term borrowings                       $   19     $      8
  Principal payments of notes payable-other                   (956)        (155)

Net cash used in financing activities                         (937)        (147)

Net increase (decrease) in cash and cash equivalents           633          (27)
Cash and cash equivalents at beginning of year                   5           32

Cash and cash equivalents at end of year                   $   638       $    5


Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
  Interest                                                  $   93       $   53


Supplemental Schedule of Non-cash Investing and Financing Activities
Dividends on the Company's preferred stock were accrued in the amount of $138 in 2006 and 2005.

The Company sold its remaining FBO at Harrisburg and
received a note receivable as a portion of consideration.   $2,085       $    -








The accompanying notes are an integral part of these consolidated statements.



                                        S-8




b-Fast Corp. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006 and 2005



(Dollar amounts in thousands)

NOTE A - NATURE OF BUSINESS

b-Fast Corp. (the "Company" or "b-Fast"), supplied ground support services for general aviation aircraft at one airport located in Harrisburg, Pennsylvania, until its sale in July 2006 (see Note E), with its facility more commonly referred to as a "Fixed Base Operation" or "FBO." b-Fast provided on demand "line services" for the general aviation fleet that included the fueling, ground handling and storage of aircraft along with the subleasing of hangar space to tenants. In conjunction with its general aviation activities, b-Fast also provided, on a contractual basis, ground support services for commercial activities, which primarily include fueling and de-icing.

As discussed below in Note B - Significant Transactions, the
Company has entered into certain transactions involving the auto racing industry.

NOTE B - SIGNIFICANT TRANSACTIONS

On March 11, 1999, the Company sold its FBO at Chicago's Midway Airport for $17,750. As described below, substantially all of the net proceeds were used to fund various transactions entered into by the Company and its then Chairman and Chief Executive Officer R. Ted Brant ("Brant") who died in June 2000:

BRANT MOTORSPORTS, INC.

During 1999 and 1998, the Company advanced monies under a line of credit agreement up to $1,800 to Brant Motorsports, Inc., ("Inc."). Inc. was formed for the purpose of promoting racecars and selling advertising. Inc. was 100% owned by Brant. The interest rate on the line of credit is prime less 1%.

Inc. advanced a majority of the funds borrowed from the Company to Brant Racing, Inc. ("Racing"), an entity owned 100% by Brant. Racing financed an Indy car racing team during 1999 and 1998. The Company incurred significant losses during this period and curtailed operations in 1999.

During 1999, Inc. advanced a portion of the funds borrowed from the Company as well as significant amounts borrowed from a bank to pay expenses and costs related to the development of a NASCAR racetrack project ("the Project"). Inc. had an exclusive option to potentially develop the project near the Pittsburgh International Airport. This option expired on December 31, 2001. Inc. is also evaluating other locations including but not limited to Youngstown, Ohio in which to potentially develop the project.

In June 1999, Brant and the Company formed Brant Motorsports, LLC ("LLC"). Upon formation, Brant owned a 50% voting interest in LLC with the Company owning a 50% nonvoting interest. Retroactive to January 2000, Inc. transferred all of its assets, liabilities and rights relating to the Project to LLC under an assignment agreement dated October 2001. The Company accounts for LLC using the equity method. The net realizable value of LLC on the Company's balance sheet at September 30, 2006 is zero.

The net assets of Inc. were transferred to LLC because Inc. was unable to satisfy its obligations under its line of credit to the Company. The transfer offered an opportunity for the Company to maintain the possibility of collecting on the debt if certain future business activities of LLC proved to be profitable and construction of the NASCAR racetrack was successful. In return, Inc. obtained relief from the Company from collection on the amount outstanding under the line of credit.





                                        S-9



Given the significant losses incurred and the financial condition of Inc. management determined that all amounts due from Inc. under the line of credit, for interest and additional advances were not collectible. As a result, the Company charged administration costs for $1,911 during fiscal year
1999.

In fiscal 2001 and 2000, the Company made additional advances to Inc. of $111 and $127, respectively. Given the continued losses and the financial condition of Inc. management has determined that the additional advances were not collectible. As a result, the Company charged administration costs for $111 and $127, respectively, during fiscal years 2001 and 2000. During fiscal year 2005 and 2004, the Company made additional advances of $35 and $56, respectively, for expenses in connection with the project at Youngstown. These amounts have been expensed. The consolidated balance sheet at September 30, 2006 includes an aggregate reserve for such advances and loans to affiliates of $2,378.

      RTB/AS, L.L.C.

In March 1999, Brant entered into an agreement to purchase a 30% ownership interest in an auto racing entity for $9,875 principally with funds received from the sale of a majority owned subsidiary of the Company. In June 1999, the Company formed RTB/AS, L.L.C. ("RTB/AS") for the purpose of making additional investments in the auto racing industry. The Company owns a 99% interest in RTB/AS and Brant owns a 1% interest with 100% voting rights. During fiscal 1999, RTB/AS advanced $9,708 to Brant. The advances were structured as a loan of $4,265 bearing interest at 8% per annum, various interest free advances totaling $1,168 and a purchase of an After Tax Economic Interest ("ATEI") for $4,275. The ATEI is defined as dividends and other distributions minus all of the applicable income taxes of Brant from his 30% ownership interest in the auto racing entity.

RTB/AS also made additional interest free advances of $171 and $610 during 2000 and 1999, respectively, to Brant unrelated to his acquisition of an ownership interest in an auto racing entity.

After Brant's death in 2000 his ownership in the auto racing entity became part of his estate. By December 2002, the estate was settled and the ownership was transferred to his widow, Mrs. Brant. In April 2003, Mrs. Brant sold 24% of her ownership in the auto racing entity plus an option on a additional 15%. Subsequently, Mrs. Brant has a 23% ownership interest in an auto racing entity at September 30, 2005. Relating to this sale RTB/AS received $2,747 on May 1, 2003 with $1,008 of that total being a principal payment on the $4,265 note receivable from Mrs. Brant.

The original terms of the note from Mrs. Brant called for the payment of interest quarterly in arrears. At September 30, 2006 RTB/AS had unpaid accrued interest recorded in the amount of $526. In December 2005, the note agreement was amended to state that interest will continue to accrue but will not be due and payable until the principal is paid. Payment is to be made upon the sale of Mrs. Brant's interest in the racing entity.

As of October 1, 2001, the Company determined that while it continued to exercise significant influence over RTB/AS, it no longer had control of RTB/AS. As a result, the Company changed its method of accounting for RTB/AS from consolidation in fiscal 2001 to the equity method in fiscal 2002.

On January 14, 2005, RTB/AS borrowed $500 against a $1,000 line of credit at one bank, and $634 against another $1,000 line of credit. Both lines of credit were established in June 2003, and are secured by existing certificates of deposit. During fiscal 2006, RTB/AS borrowed an additional $130 against the first line of credit. The $630 loan carries an interest rate of 7.14% and matures on July 14, 2007. The $634 loan carries an interest rate of 7.18% and matures on July 20, 2007.





                                        S-10



The original proceeds of $1,134 from these two loans were then loaned to Transtech Holding Company (Transtech), a 50.89% stockholder of the Company, on January 18, 2005 under a term note which matures January 18, 2008, and carries an interest rate equal to the prime rate as published in the Wall Street Journal and payable quarterly in arrears.

As of October 24, 2006 interest had been paid through June 30, 2006.

NOTE C - GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

At September 30, 2006, the Company had a working capital deficiency of $26,895 and a stockholders' deficiency of $21,140. The Company produced a net income of $483 in 2006. These financial conditions of the Company raise substantial doubt about its ability to continue as a going concern. Management is looking for other opportunities and any required financing to acquire an FBO similar to its Harrisburg FBO, that is, a start-up requiring minimal investment. The Company is also exploring investments in other non-related businesses, including the auto racing industry.

Management believes that funds generated from investments, collection of advances to affiliated entities, and existing capital reserves are sufficient to keep the Company solvent until a decision is made for the utilization of the proceeds from the sale of Harrisburg. There can be no assurance the Company can be returned to profitability or maintained as a going concern.

As discussed in Note I - Financing Arrangements, Note Modification, a substantial portion of the Company's outstanding debt is due to Transtech, a related party. Historically, the Company has obtained deferrals with respect to the payment of interest and principal on its debt to Transtech. The last note modification called for the recommencement of principal and interest payments to begin on March 20, 2004. Payments have not been made and the Company is in default of the terms of the Note Modification, however, no demand for payment has been made by Transtech through September 30, 2006.

The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE D - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the Company's significant accounting policies follows:

1.	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Beckett Aviation, Inc., Flightmatic, Inc., Flight Charter, Inc., National Weather Corporation, Raleigh Durham Aviation Leasing Company, and Aero Services, G. P. All subsidiaries are inactive. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company accounts for its investment in RTB/AS under the equity method of accounting. Although the Company owns 99% of the entity it has no voting rights. Accordingly, under





                                        S-11





accounting principles generally accepted in the United States the Company is using the equity method of accounting.

2.	Property, Equipment, Depreciation and Amortization

Property, equipment and significant improvements to existing assets are stated at cost. Depreciation is provided principally using the straight-line method over the estimated useful lives of the assets ranging from five to seven years for property and equipment at the time of acquisition. Leasehold improvements are amortized over the estimated service lives of the improvements or the remaining lives of the respective leases, whichever is shorter. Maintenance and repair costs are charged to operations as incurred.

Depreciation and amortization amounted to $121 and $169 for the years ended September 30, 2006 and 2005, respectively.

3.	Revenue Recognition

Revenue is recognized as goods and services are provided.

4.	Department Costs

Departmental costs are specific expenses such as salaries, employee benefits and supplies, as well as expenditures such as rent, real estate taxes, amortization, utilities and insurance costs.

5.	Income (Loss) Per Common Share

The Company computes net loss per share under the provisions of SFAS No. 128, "Earnings per Share" (SFAS 128), and SEC
Staff Accounting Bulletin No. 98 (SAB 98).

Basic net loss per share applicable to common stockholders includes no dilution and is calculated by dividing the income
(loss) applicable to common stockholders by the weighted average number of common shares outstanding for the period. Dilutive net income (loss) per share applicable to common stockholders reflects the potential dilution of securities that could share in the net income (loss) of the Company through the conversion of preferred stock and is computed by dividing the net income (loss) available to common stockholders by the weighted average number of common and common equivalent shares outstanding during the period. Equivalents, including 739,320 shares for convertible preferred stock, were not included in diluted net loss per share applicable to common stockholders as their effect would be antidilutive for the year ended September 30, 2005.

6.	Cash and Cash Equivalents

	The Company considers all highly liquid investments with an
initial maturity from the date of purchase            of three
months or less to be cash equivalents.

7.	Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable based on undiscounted estimated future operating cash flows. The amount of the impairment recognized is the difference between the carrying value of the asset and its fair value. No impairment was recognized in fiscal years 2006 and 2005.








                                        S-12





8.	Financial Instruments and Credit Risk

The carrying amounts of financial instruments including cash, customer receivables, accounts payable, and accrued expenses approximate fair value at September 30, 2006, because of the relatively short maturity of these instruments. The carrying amount of long-term debt approximates fair value because the Company's interest rates approximate current interest rates. It is impractical to determine fair value of affiliate long-term debt as the amounts are with a related party.

The Company maintains its cash with various major financial institutions. At times cash amounts may exceed the FDIC limits. The Company limits the amount of credit exposure with any one financial institution and believes that no significant concentration of credit risk exists with respect to its cash accounts.

The Company performs ongoing credit evaluations of customers, and generally does not accrue interest or require collateral. The Company maintains an allowance for losses based upon the expected collectibility of accounts receivable. During fiscal 2006, the Company had one customer that aggregated approximately 19% of net sales from discontinued operations. During fiscal 2005 the same customer aggregated approximately 18% of net sales from discontinued operations.

9.	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

10.	Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the liability method is used for deferred income taxes. Under this method, deferred tax assets or liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and the laws that are expected to be in effect when the differences reverse. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefit, or that future deductibility is uncertain.

NOTE E - DISCONTINUED OPERATIONS

On July 25, 2006 the Company sold its remaining FBO at Harrisburg, Pennsylvania to Avflight Harrisburg Corporation ("Avflight") for $2,610. The Company received $525 at closing.
 Avflight was to pay $1,600 within 10 days of the satisfaction of certain conditions enumerated in the agreement. This amount was received on October 24, 2006. Avflight will pay the balance of $485 in 20 equal quarterly installments of $24 commencing on October 31, 2006. As of September 30, 2006, the Company recognized a $1,956 gain on the sale of the FBO.

The $485 is in payment for a noncompete covenant for which payment would stop if the covenant was broken. Therefore, the $485 was recorded as deferred revenue on the balance sheets at September 30, 2006, with $97 classified as a short term liability, and $388 as a long term liability. As each quarterly payment is received it will be recognized as revenue.








                                        S-13








On June 7, 2006 the Company sold its Beech King Air aircraft that had been used for charter for $967 and paid off the note and accrued interest due to Cessna Finance Corporation in the amount of $877. The sale generated a gain of $95.

Total revenues related to discontinued operations were $3,854 and $4,526 for the years ended September 30, 2006 and 2005, respectively. The results of operations for both years have been reclassified as income from discontinued operations on the Consolidated Statement of Operations for all periods presented.

NOTE F - RECENT ACCOUNTING PRONOUNCEMENTS

In June 2006, the Financial Accounting Standards Board ("FASB") issued interpretation No. ("FIN") 48, Accounting for Uncertainty in Income Taxes. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with FASB No. 109, Accounting for Income Taxes. Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition of uncertain tax positions. The interpretation is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN No. 48 to have an impact on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS No. 157 to have an impact on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, and 106 and 132
(R). SFAS No. 158 requires an employer to recognize in its statement of financial position an asset for a plan's overfunded status or a liability for a plan's underfunded status, measure a plan's assets and its obligations that determine its status as of the end of the employer's fiscal year, and recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes will be reported in comprehensive income and as a separate component of shareholders' equity. The requirement to recognize the funded status of defined benefit postretirement plans is effective for fiscal years ending after December 15, 2006. SFAS No. 158 will have no impact on the Company's consolidated financial statements.







                                        S-14





NOTE G - INVESTMENT IN UNCONSOLIDATED ENTITY:
As discussed in Note B, the Company accounts for its investment in RTB/AS under the equity method. Condensed financial information of RTB/AS is as follows:
Balance Sheet
                                                          As of
  (in thousands)                              September 30, 2006
 Assets
 Cash                                                   $ 60
 Certificates of Deposit                               2,000
 Note and Interest Receivable - Mrs. Brant             3,783
 Note and Interest Receivable-Transtech                1,180
 Advance Receivable - b-Fast                             132
 Total assets                                         $7,155
 Liabilities and members' equity
 Accounts Payable                $                         5
 Notes Payable and Accrued Interest to Bank            1,294
 Member's Equity                                       5,856
 Total liabilities and members' equity                $7,155


	Statement of Operations
                                       Year ended September 30,
	     (in thousands)
                                      2006                 2005

        Revenues                      $383                 $286
        Net income                    $295                 $240


NOTE H - NOTES RECEIVABLE

Long-Term Notes Receivable Schedule at September 30, 2006

Avflight - Second installment due for sale of Harrisburg FBO,
        non-interest bearing                                         $1,600

Avflight - Quarterly payments of $24 commencing on October 31, 2006,
        non-interest bearing                                            485

                                                                      2,085

Less: current portion notes receivable                                1,697

Long term notes receivable                                            $ 388









                                        S-15




NOTE I - FINANCING ARRANGEMENTS                 Affiliate               Other

Long-Term Debt Schedule at September 30, 2006

Parent - Unsecured demand notes bearing interest
at prime +2% (10.25% at September 30, 2006).
 (See note modification below.)                   $ 7,957           $      --

Parent - Installment note bearing interest
at prime (8.25% at September 30,
2006).  Quarterly payments of $300 plus
interest beginning October 1999, and
is collateralized by a first priority
interest assignment or lien on certain
leasehold interests, equipment,
accounts receivable, and inventory.  The Company
has not met its scheduled payment obligations
under this note.  (See note modification below.)    6,910                 ---

                                                   14,867                 ---

Less: Current maturities of long term debt         14,867                 ---

Long-term debt                                 $       --              $  ---
Annual maturities of long-term debt at September 30, 2005 are as follows:

       Year ending
      September 30,
          2007             $14,867
       Thereafter	       ---
                           $14,867

The Parent Installment Note restricts the payment of dividends and certain other distributions on common stock unless all accrued dividends on the preferred stock are paid. Total dividends in arrears relating to series A preferred stock at September 30, 2006 is $2,734.

Short-term Borrowings

The Company has an available line of credit of $175 due to expire on March 15, 2007, with a bank in connection with the state of Wisconsin Petroleum Environmental Cleanup Fund Act. There is $56 outstanding on the line of credit at September 30, 2006. See Note
K.3 for additional environmental matters.

Note Modification

The last note modification called for the recommencement of principal and interest payments to begin on March 20, 2004. Payments have not been made pursuant to the terms of the Note Modification and the Company is in default. There has been no additional note modification since that date, and no demands for payment have been made through September 30, 2006. As a result, the principal and accrued interest on these notes has been classified as short-term obligations at September 30, 2006.







                                        S-16



NOTE J - INCOME TAXES

The Company has net operating loss carryforwards aggregating $21,396 at September 30, 2006 expiring through 2024. SFAS No. 109 requires the establishment of a deferred tax asset for all deductible temporary differences including operating loss carryforwards. Because of the uncertainty that the Company will generate income in the future sufficient to fully or partially utilize future deductible amounts. The deferred tax asset at September 30, 2006, is offset by a valuation allowance of the same amount. Accordingly, no deferred tax asset is reflected in these financial statements.

The current year's taxable income has been estimated to be approximately $285, primarily because the sale of Harrisburg is being treated for tax purposes as an installment sale. The resulting tax is estimated to be $94, which will be offset by the Company's net operating loss carryover.

The approximate income effect of each type of temporary difference is as follows:

                                             September 30
                                                2005
       Net deferred income tax assets:
         Net operating loss carryforwards     $ 8,558
         Accrued interest                       4,519
         Accruals for fuel and other taxes	1,060
         Equity in unconsolidated entity	1,421
         FBO installment sale                    (777)
                                               14,781
         Valuation allowance                  (14,781)
         Net deferred income tax asset   $          -

The valuation allowance decreased $259 during the year ended September 30, 2006.

NOTE K - COMMITMENTS AND CONTINGENT LIABILITIES

1.	Lease Commitments

There are no non-cancelable operating leases having a term in excess of one year at September 30, 2006.

Rental expenses for all operating leases for each of the years ended September 30, 2006 and 2005 were $372 and $430, respectively.

The Company subleased office space under short-term agreements to various aviation tenants. Such sublease agreements generally provided for a minimum monthly rent and certain renewal options. Sublease rental income included in net sales was $8 and $9 for the years ended September 30, 2006 and 2005, respectively.

2.	Litigation

Management is aware of only one legal action against the Company. The action was initiated by the taxing authority of the State of New York and is described in the following paragraph. It is possible that there are unasserted, potential claims against us. Such claims could be asserted against us at some point in the future. It is not uncommon for the Company to encounter litigation that arises as a result of our business operations.








                                        S-17

From December 1994 through December 1996, b-Fast received quarterly fuel tax assessments from the State of New York for periods from September 1991 through November 1993 (collectively, the "Assessments") relating to our former operations at a FBO in Westchester, New York. The Company timely filed appeals for the Assessments. The Assessments resulted from an audit by the Division of Taxation that was performed in September 1994. On November 8, 2001 an Administrative Law Judge denied our appeals and sustained the Assessments, together with penalties and interest. The Company appealed this decision. On September 12, 2002, the State of New York, Tax Appeals Tribunal affirmed the decision of the Administrative Law Judge, together with penalties and interest in the amount of $2,267. An additional $171 of interest was accrued for the year ended September 30, 2005. Another $213 of interest was accrued for the year ended September 30, 2006.
The Company is unable to predict whether there is an opportunity to negotiate the liability.

3.	Environmental Matters

The Company's business involved the storage, handling and sale of fuel, and the provision of mechanical maintenance and refurbishing services which involved the use of hazardous chemicals. Accordingly, the Company was required to comply with federal, state and local provisions which have been enacted to regulate the discharge of material into the environment or otherwise relate to the protection of the environment.

The Company is presently responsible for ongoing remediation of underground contamination at one previously owned location in Milwaukee, Wisconsin. At another previously owned location on the Raleigh-Durham Airport in North Carolina, the Company is one of several former operators of fuel tanks at the facility responsible for sharing remediation costs. The Company reached a settlement agreement with the airport authority there during fiscal year 1996 which limits the Company's liability to $85 with payments to the authority not to exceed $20 in any calendar year. The Company has been billed and paid $38 through September 30, 2006.

At September 30, 2006 the Company has included in its financial statements an accrual for environmental remediation of $100. Based on estimates by the engineering firms conducting the remediation projects, the Company believes it has sufficient reserves should any additional problems arise during remediation. The Company, in addition, is reimbursed by the Wisconsin Petroleum Environmental Cleanup Fund for substantially all remediation expenses incurred. The accrual of $100 has not been reduced by any expected future reimbursements from Wisconsin.

Although the escrow for environmental remediation in connection with the sale of the Chicago FBO expired in March 2002 and the funds were returned, a contingent liability exists within the sales agreement. The agreement states that sellers shall pay 100% of buyers' expenses of remediation up to the first $390 and 50% of the next $390, for a maximum of $585. There have been no remediation expenses incurred to date, and the Company has no knowledge if and when any will be incurred.

NOTE L - SAVINGS PLAN

The Company has an "Employees Tax Sheltered Retirement Plan." Employees who have completed one year with a minimum of 1,000 hours of service are eligible to participate. To participate the employee must make contributions to the plan through salary reduction pursuant to Section 401(K) of the Internal Revenue Code.
 The Company matches contributions in an amount equal to 25% of the first 2% contributed by the employee. The Company's contributions to the plan for the years ended September 30, 2006 and 2005 were not significant.











                                        S-18





NOTE M - CAPITAL STRUCTURE

Authorized Shares

The Company's capital stock consists of 60,000,000 shares of common stock, no par value and 1,000,000 shares of preferred stock, as to which the Board has the power to designate the rights, terms, preferences, privileges, and ratify powers, if any, and the restrictions and qualifications of the share of each series as established. 500,000 shares have been designated as Series A Cumulative Convertible Preferred Stock, of which 144,185 are issued and outstanding and 500,000 shares have been designated as Series B Cumulative Convertible Preferred Stock, none issued and outstanding.

Series A Cumulative Convertible Preferred Stock

As of September 30, 2006, the Company has outstanding 144,185 shares of Series A Cumulative Convertible Preferred Stock ("Series A preferred stock"). The holders of the Series A preferred stock are entitled to receive cumulative cash dividends at the annual rate of $.96 per share and to preference in liquidation over common stockholders of $13.50 per share, plus accrued and unpaid dividends. Dividends are cumulative from date of issue and payable quarterly, except in certain circumstances as defined in the articles of incorporation. Under those circumstances, the Company is not required or may decline to pay such dividends. Each share of Series A preferred stock is convertible into four shares of common stock at an initial price of $3.375 per share, subject to adjustment. At the annual shareholders' meeting held on September 23, 1999, the shareholders ratified a change in the conversion rate of the Series A preferred stock. Outstanding shares of Series A preferred stock were revised to be convertible at a rate of eight shares of common stock for each share of Series A preferred stock outstanding for all shareholders except Transtech. The conversion rate for Transtech will remain at 4 shares of common stock for each share of Series A preferred stock held. Upon conversion no payment or adjustment will be made in respect of any dividends on the preferred stock.

The Series A preferred stock is subject to redemption at the rate of 7-1/2% of the issue in each of the years 1996 through 2005, with the remainder to be redeemed on August 1, 2006. The redemption price is $13.50 per share plus accrued and unpaid dividends. The excess of the redemption price over the net proceeds received by the Company is accreted during the period in which the stock is outstanding. Periodic accretion based on the interest method was charged to additional paid-in capital. The stock became fully accreted during 2001. The first redemption was due on August 1, 1996, but no redemption was made. The Louisiana Business Corporation Law provides that a corporation may redeem shares of its capital stock subject to redemption out of surplus or stated capital so long as any such redemption would not reduce stated capital below the aggregate allocated value of issued shares remaining after the redemption and so long as sufficient net assets remain to satisfy amounts payable upon liquidation with respect to any remaining issued shares having a preferential right to participate in assets upon liquidation. Also, the terms of the issue state that the Company may not redeem any shares unless accrued dividends have been paid in full on all outstanding shares, and also, if such redemption would reduce working capital below $9,000 or cash below $1,500. At September 30, 2006, the Company had accrued and unpaid dividends totaling $2,737 ($18.96 per share), a working capital deficiency of $26,895 and a cash balance of $638. The accrued and unpaid dividends on the series A preferred stock are included in Redeemable Preferred Stock. No dividends were paid in 2006 or 2005.

Since the final redemption date of August 1, 2006 has passed and any redemption is prohibited under Louisiana law because of the Company's financial position, management, after consulting with legal advisors, has decided, as of September 30, 2006, to reclassify the Series A Preferred Stock to the category of equity on the Company's balance sheet. The stock will remain convertible and will continue to accrue dividends at the annual rate of $ .96 per share.




                                        S-19




The following is a schedule of the changes in Redeemable Preferred Stock for the years ended September 2006 and 2005.
                                Series A
                                 Shares                  Amount

Balance September 30, 2004       144,185                 $4,401
Dividends                              -                    138
Balance September 30, 2005       144,185                  4,539
Dividends                              -                    138
Balance September 30, 2006       144,185                 $4,677

NOTE N - RELATED PARTIES

In May 1994 Triton Energy Corporation (Triton) sold the majority of its equity in the Company to Transtech. (See Note G, Long Term Debt-Affiliate.) At September 30, 2004, Transtech owned 50.89% of the Company's common stock and 71.8% of the Company's preferred stock. The Company is also indebted to Transtech in the amount of $14,867, at September 30, 2006, in the form of notes that were purchased from Triton. During fiscal year 2006, the Company made no payments of the demand loans, and $1,294 of interest expense was
recorded against these loans of which $47 was paid.   During fiscal
2005, the Company made no payments on the loans, and $1,004 of interest expense was recorded against these loans of which none was paid. At September 30, 2006, the Company has $11,292 of accrued interest due to Transtech recorded on the balance sheet.

As of September 30, 2006, the Company has a payable to RTB/AS in the amount of $132 included on the balance sheet in accrued expenses-other.

RTB/AS recorded $242 of interest income in fiscal 2006 related to a note receivable from Mrs. Brant. The balance of the note receivable as of September 30, 2006 was $3,257, and the balance of accrued interest receivable on the note was $526.

RTB/AS recorded $88 of interest income in fiscal 2006 related to a note receivable from Transtech. The balance of the note receivable as of September 30, 2006 was $1,134.

For the year ended September 30, 2006 RTB/AS paid management fees in the amount of $22 to the Company's Chief Executive Officer and Director Bobby Ray Adkins.

By unanimous consent of the Board of Directors, the Company is paying the widow of a former company officer salary and health insurance through December 31, 2006. The cost from October 2006 until December 2006 is approximately $2.

See Note B - Significant Transactions and Note G - Financing
Arrangements for additional related party transactions.

NOTE O - SUBSEQUENT EVENTS

On October 24, the Company received $1,600 from Avflight Harrisburg Corporation as required in the agreement for the sale the Company's Harrisburg FBO in July 2006.













INDEX OF EXHIBITS

The following is a list of exhibits filed as part of this Annual
Report on Form 10-K. Where so indicated by footnote, exhibits which were previously filed are incorporated by reference.

                                                         Seq. Page No.


(3.1)     Amended and Restated Articles of Incorporation (1)    	*

(3.2)     By-laws (1)                                           	*

(3.3)     First Amendment to the Amended and Restated           	*
          Articles of Incorporation. (2)

(3.4)     Second Amendment to the Amended and Restated          	*
          Articles of Incorporation. (5)

(3.5)     Third Amendment to the Amended and Restated           	*
          Articles of Incorporation. (3)

(3.6)     Fourth Amendment to the Amended and Restated          	*
          Articles of Incorporation. (5)

(4.1)     Preferred Stock Purchase Agreement dated              	*
          August 27, 1989, between Registrant and
          Signal Hill. (3)

(4.2)     Warrant Agreement dated August 31, 1987, between              *
          Registrant and Signal Hill. (3)

(10.4)    Loan Agreement between the Company and Whitney      		*
          National Bank, dated September 14, 1986. (4)

(10.5)    Security Agreement between the Company and          		*
          Whitney National Bank, dated September 18,
          1986.  (4)

(10.6)    Asset Purchase Agreement between the Company,                 *
          National Weather Corporation, and Universal
          Weather and Aviation, Inc. dated July 15,
          1986.  (4)

(10.24)   Amended and Restated Loan Agreement between the            	*
          Company and Whitney National Bank of New Orleans dated
          December 19, 1989.  (6)

(10.52)   Revolving Credit Loan Agreement between Aero Services      	*
          International, Inc. and Transtech Holding Co., Inc.
          dated May 13, 1994.  (7)

(10.53)   Revolving Promissory Note in the amount of $300,000.00        *
          to Aero Services International, Inc. from Transtech
          Holding Co., Inc. dated May 13, 1994.  (7)

(10.64)   Stock Purchase Agreement between Aero Services                *
          International, Inc. and Mountain State Flight Services,
          Ltd. dated March 31, 1995. (8)

(31.1)	   Certification of Chief Accounting Officer regarding
disclosure controls and procedures.  (19)                               *

(31.2)	   Certification of Chief Executive Officer regarding
disclosure controls and procedures.  (19)                               *

(31.3)	   Certification of Chief Accounting Officer regarding
disclosure controls and procedures.  (20)                               *

(31.4)	   Certification of Chief Executive Officer regarding
disclosure controls and procedures.  (20)                               *

(31.5)    Certification of Chief Financial Officer pursuant
	   to Section 302(a) of the Sarbanes-Oxley Act
          of 2002.  (21)							*

(31.6)    Certification of Chief Executive Officer pursuant
          to Section 302(a) of the Sarbanes-Oxley Act
          2002.  (21)							*

(31.7)    See (31.5).  (22)							*

(31.8)    See (31.6).  (22)							*

(31.9)    See (31.5).  (23)							*

(31.10)   See (31.6).  (23)							*

(31.11)   See (31.5).  (24)							*

(31.12)   See (31.6).  (24)							*

(31.13)   See (31.5).  (25)							*

(31.14)   See (31.6).  (25)							*

(31.15)   See (31.5).  (26)							*

(31.16)   See (31.6).  (26)							*

(31.17)   See (31.5).  (27)							*

(31.18)   See (31.6).  (27)							*

(31.19)   See (31.5).

(31.20)   See (31.6).

(32.1)    Certification of Chief Executive Officer pursuant
          to 18 U.S.C. Section 1350, as adopted pursuant to
          Section 906 of the Sarbanes-Oxley Act of 2002.  (19)          *

(32.2)    Certification of Chief Accounting Officer pursuant
          to 18 U.S.C. Section 1350, as adopted pursuant to
          Section 906 of the Sarbanes-Oxley Act of 2002.  (19)          *

(32.3)    Certification of Chief Executive Officer pursuant
          to 18 U.S.C. Section 1350, as adopted pursuant to
          Section 906 of the Sarbanes-Oxley Act of 2002.  (20)		*

(32.4)    Certification of Chief Accounting Officer pursuant
          to 18 U.S.C. Section 1350, as adopted pursuant to
          Section 906 of the Sarbanes-Oxley Act of 2002.  (20)		*

(32.5)    See (32.3).  (21)							*

(32.6)    See (32.4).  (21)							*

(32.7)    See (32.3).  (22)							*

(32.8)    See (32.4).  (22)							*

(32.9)    See (32.3).  (23)							*

(32.10)   See (32.4).  (23)							*

(32.11)   See (32.3).  (24)							*

(32.12)   See (32.4).  (24)							*

(32.13)   See (32.3).  (25)							*

(32.14)   See (32.4).  (25)							*

(32.15)   See (32.3).  (26)							*

(32.16)   See (32.4).  (26)							*

(32.17)   See (32.3).  (27)							*

(32.18)   See (32.4).  (27)							*

(32.19)   See (32.3).

(32.20)   See (32.3).

(99.1)	   Certification of Chief Executive Officer and Chief
	   Financial Officer pursuant to 18 U.S.C. Section 1350, as
	   adopted pursuant to Section 906 of the Sarbanes-Oxley Act
	   of 2002.  (9)							*

(99.2)	   Certification of Chief Executive Officer pursuant to
	   18 U.S.C. Section 1350, as adopted pursuant to Section
	   906 of the Sarbanes-Oxley Act of 2002.  (10)			*

(99.3)	   Certification of Chief Accounting Officer pursuant to
	   18 U.S.C. Section 1350 as adopted pursuant to Section
	   906 of the Sarbanes-Oxley Act of 2002.  (10)			*

(99.4)	   See (99.2).  (11)                                          	*
(99.5)	   See (99.3).  (11)                                          	*
(99.6)	   See (99.2).  (12)                                          	*
(99.7)	   See (99.3).  (12)                                          	*
(99.8)	   See (99.2).  (13)                                          	*
(99.9)	   See (99.3).  (13)                                          	*
(99.10)   See (99.2).  (14)                                          	*
(99.11)   See (99.3).  (14)                                          	*
(99.12)   See (99.2).  (15)                                          	*
(99.13)   See (99.3).  (15)                                          	*
(99.14)	See (99.2).  (16)                                          	*
(99.15)	See (99.3).  (16)                                          	*
(99.16)	See (99.2).  (17)                                          	*
(99.17)	See (99.3).  (17)                                          	*
(99.18)	See (99.2).  (18)                                          	*
(99.19)	See (99.3).  (18)                                          	*

* THESE ARE DOCUMENTS INCORPORATED BY REFERENCE.

 1. Incorporated herein by reference from the Company's Registration Statement No. 20070425-A on Form S-18 filed December 19,1980.

 2. Incorporated herein by reference from the Company's Registration Statement No. 33-7152 on Form S-2 filed August 22, 1986.

 3. Incorporated by reference from the Company's Current Report on Form 8-K dated September 18, 1987, File No. 0-10094-0.

 4. Incorporated by reference from the Company's Annual Report on Form 10-K dated December 23,1986, File No. 0-10094-0.

 5. Incorporated by reference from the Company's Current Report on Form 8-K dated July 21, 1988, File No. 0-10094-0.

 6. Incorporated by reference from the Company's Annual Report on Form 10-K dated December 29, 1989, File No. 1-10190.

 7. Incorporated by reference from the Company's Annual Report on Form 10-K dated December 28, 1994, File No. 1-10190.

 8. Incorporated by reference from the Company's Annual Report on Form 10-KSB dated February 29, 1996, File No. 1-10190.

 9. Incorporated by reference from the Company's Annual Report on Form 10-KSB dated September 30, 2002, File No. 1-10190.

10. Incorporated by reference from the Company's Current Report on Form 10-QSB dated December 31, 2001, File No. 1-10190.

11. Incorporated by reference from the Company's Current Report on Form 10-QSB dated March 31, 2002, File No. 1-10190.

12. Incorporated by reference from the Company's Current Report on Form 10-QSB dated June 30, 2002, File No. 1-10190.

13. Incorporated by reference from the Company's Current Report on Form 10-QSB dated December 31, 2002, File No. 1-10190.

14. Incorporated by reference from the Company's Current Report on Form 10-QSB dated March 31, 2003, File No. 1-10190.

15. Incorporated by reference from the Company's Current Report on Form 10-QSB dated June 30, 2003, File No. 1-10190.

16. Incorporated by reference from the Company's Annual Report on Form 10-KSB dated September 30, 2003, File No. 1-10190.

17. Incorporated by reference from the Company's Current Report on Form 10-QSB dated December 31, 2003, File No. 1-10190.


18. Incorporated by reference from the Company's Annual Report on Form 10-KSB dated March 31, 2004, File No. 1-10190.

19. Incorporated by reference from the Company's Current Report on Form 10-QSB dated June 30, 2004, File No. 1-10190.

20. Incorporated by reference from the Company's Current Report on Form 10-KSB/A dated September 30, 2004, File No. 1-10190.

21. Incorporated by reference from the Company's Current Report on Form 10-QSB/A dated December 31, 2004, File No. 1-10190.

22. Incorporated by reference from the Company's Current Report on Form 10-QSB dated March 31, 2005, File No. 1-10190.

23. Incorporated by reference from the Company's Current Report on Form 10-QSB dated June 30, 2005, File No. 1-10190.

24. Incorporated by reference from the Company's Current Report on Form 10-KSB dated September 30, 2005, File No. 1-10190.
25. Incorporated by reference from the Company's Current Report on Form 10-QSB dated December 31, 2005, File No. 1-10190.

26. Incorporated by reference from the Company's Current Report on Form 10-QSB dated March 31, 2006, File No. 1-10190.

27. Incorporated by reference from the Company's Current Report on Form 10-QSB dated June 30, 2006, File No. 1-10190.





EXHIBIT 31.19

CERTIFICATION OF CHIEF FINANCIAL OFFICER PURSUANT
TO SECTION 302 (a) OF THE SARBANES-OXLEY ACT OF 2002

I, Paul R. Slack, certify that:

1.	I have reviewed this annual report on Form 10-KSB of b-Fast
Corp;

2.	Based on my knowledge, this annual report does not contain
any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.	Based on my knowledge, the financial statements, and other
financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this annual report;

4.	The Registrant's other certifying officer and I are
responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f) for the Registrant and we have:

a)	designed such disclosure controls and procedures, or
caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	designed such internal control over financial
reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	evaluated the effectiveness of the Registrant's
disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	disclosed in this report any changes in the
Registrant's internal control over financial reporting that occurred during the Registrant's most recent fiscal quarter (the Registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant's internal control over financial reporting; and









5.	The Registrant's other certifying officer and I have
disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant's auditors and the audit committee of Registrant's board of directors (or persons performing the equivalent functions):

a)	all significant deficiencies and material weaknesses
in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant's ability to record, process, summarize and report financial information;
and

	b)	any fraud, whether or not material, that involves
management or other employees who have a significant role in the Registrant's internal control over financial reporting.



December 21, 2006



/s/ Paul R. Slack
Paul R. Slack
Chief Accounting Officer



EXHIBIT 31.20

CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT
TO SECTION 302 (a) OF THE SARBANES-OXLEY ACT OF 2002

I, Bobby Ray Adkins, certify that:

1.	I have reviewed this annual report on Form 10-KSB of b-Fast
Corp;

2.	Based on my knowledge, this annual report does not contain
any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.	Based on my knowledge, the financial statements, and other
financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this annual report;

4.	The Registrant's other certifying officer and I are
responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f) for the Registrant and we have:

a)	designed such disclosure controls and procedures, or
caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	designed such internal control over financial
reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	evaluated the effectiveness of the Registrant's
disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	disclosed in this report any changes in the
Registrant's internal control over financial reporting that occurred during the Registrant's most recent fiscal quarter (the Registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant's internal control over financial reporting; and










5.	The Registrant's other certifying officer and I have
disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant's auditors and the audit committee of Registrant's board of directors (or persons performing the equivalent functions):

a)	all significant deficiencies and material weaknesses
in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant's ability to record, process, summarize and report financial information;
and

b)	any fraud, whether or not material, that involves
management or other employees who have a significant role in the Registrant's internal control over financial reporting.



December 21, 2006



/s/ Bobby Ray Adkins
Bobby Ray Adkins
President and Chief Executive Officer
Chairman of the Board of Directors


Exhibit 32.19

CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of b-Fast Corp. (the "Company") on Form 10-KSB for the period ended September 30, 2006 as filed with the Securities Exchange Commission (the "Report"), I, Bobby Ray Adkins, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	the Report fully complies with the requirements of
section
13(a) or 15(d) of the Securities Exchange Act of 1934;
and

(2)	the information contained in the Report fairly
presents, in
all in material respects, the financial condition and result of operations of the Company.





/s/ Bobby Ray Adkins
President and Chief Executive Officer
Chairman of the Board of Directors
Date:  December 21, 2006


Exhibit 32.20

CERTIFICATION OF CHIEF ACCOUNTING OFFICER PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of b-Fast Corp. (the "Company") on Form 10-KSB for the period ended September 30, 2006 as filed with the Securities Exchange Commission (the "Report"), I, Paul R. Slack, Chief Accounting Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(3)	the Report fully complies with the requirements of
section
13(a) or 15(d) of the Securities Exchange Act of 1934;
and

(4)	the information contained in the Report fairly
presents, in
all in material respects, the financial condition and result of operations of the Company.





/s/ Paul R. Slack
Chief Accounting Officer
Date:  December 21, 2006